EXHIBIT 10.2

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SETTLEMENT AGREEMENT

This Settlement Agreement is entered into as of this 8th day of November, 2004 (the “Effective Date”), by and between Novell, Inc., a corporation organized and existing under the laws of the State of Delaware, and its subsidiaries and affiliates (collectively, “Novell”), on the one hand, and Microsoft Corporation, a corporation organized and existing under the laws of the State of Washington, and its subsidiaries and affiliates (collectively, “Microsoft”), on the other hand. Novell and Microsoft are each sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Novell, Inc. has contended that it might file certain claims in civil litigation against Microsoft in the District Court of Utah, Northern Division, based upon alleged violations of the Sherman Act and the Clayton Act;

WHEREAS, Novell, Inc. has participated in the EU Action as defined below by intervening in both the interim measures proceedings and on the merits of Microsoft’s petition for annulment;

WHEREAS, Novell and Microsoft have determined that it is desirable to settle and resolve certain claims that Novell, Inc. has threatened to bring;

WHEREAS, Novell and Microsoft have determined that it is desirable to settle and release certain other potential Claims that Novell may have against Microsoft, for Microsoft to release Novell from certain compulsory counterclaims and claims for certain costs and expenses, and for Novell to withdraw from participation in the EU Action;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, it is mutually agreed by and between the Parties as follows:

1. Definitions

“Affiliates” means persons or entities directly or indirectly (1) controlling a Party, (2) controlled by a Party, or (3) under common control with a Party, where control is defined as direct or indirect ownership of greater than fifty percent (50%) of equity interest therein.

“Agreement” means this Settlement Agreement.

“Claims” means any and all claims, actions, causes of action, suits, rights, damages, liabilities and demands arising anywhere in the world.

“EU Action” means the proceedings pending against Microsoft instituted by the Commission of the European Communities, Competition DG, No. COMP/C-3/37.345 and No. COMP/C-3/37.792, which led to a Decision of March 24, 2004, and includes the proceedings pending before the Court of First Instance, Case Nos. T-201/04 and T-201/04R, pursuant to Microsoft’s petitions for annulment of the Decision and for interim measures.

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“Microsoft” means Microsoft Corporation and its Affiliates.

“Novell” means Novell, Inc. and its Affiliates.

2. Release

(a) Novell hereby releases and discharges Microsoft, and all present and former directors, officers, employees, representatives, agents, attorneys or other legal representatives of Microsoft, of and from any and all Claims that Novell ever had or has as of the date of this Agreement in law or in equity, known or unknown, of any kind whatsoever (including without limitation any antitrust or similar Claims of any kind), except for (i) patent Claims, (ii) Revived Claims, and (iii) the Claims set forth in the draft WordPerfect complaint that Novell provided to Microsoft on or about November 5, 2004. Nothing herein shall limit Novell’s rights to present any facts relevant to its WordPerfect Claims. “Revived Claims” as used in this paragraph means the following: In the event Microsoft brings an affirmative claim for money damages or injunctive relief against Novell based on conduct that occurred prior to the date of this Agreement and that it has not released pursuant to Section 2(b) below, the release in this Section 2(a) will not preclude Novell from asserting against Microsoft any counterclaims, other than Claims arising out of the facts and circumstances described in Novell’s draft NetWare complaint delivered to Microsoft on September 24, 2004, that would constitute compulsory counterclaims to the claim asserted by Microsoft.

(b) Microsoft hereby releases and discharges Novell, and all present and former directors, officers, employees, representatives, agents, attorneys or other legal representatives of Novell, of and from any and all Claims that would have been compulsory counterclaims to the claims asserted in the draft NetWare complaint that Novell provided to Microsoft on or about September 24, 2004. Microsoft also hereby releases Novell of and from any Claim for costs or other relief based on Novell’s participation in the EU action or withdrawal from such participation. This Release does not extend to, among other things, patent Claims.

(c) In addition to the provisions of Sections 2(a) and (b) above, each Party hereby waives and releases any and all defenses, rights and benefits that it may have or that may be derived from the provisions of applicable law that, absent such waiver, may limit the extent or effect of the release contained in Sections 2(a) and (b) above. Each Party also hereby warrants, represents and agrees that the claims released by Sections 2(a) and (b) above are not limited to facts, losses, claims or matters disclosed or known at the time of the Agreement; provided that the provisions of Sections 2(a) and (b) above do not apply to Claims based upon conduct arising after the date of this Agreement. Without limiting the generality of the foregoing, each Party expressly waives any and all defenses, rights and benefits that it might otherwise have in relation to this release under or by virtue of the provisions of Section 1542 of the Civil Code of the State of California or any other similar provision of the statutory or common law of any other state or of the United States. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE

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TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(d) Novell and Microsoft agree that neither of them will submit any other complaint, formally or informally, to any government agency in any state or country arising from the Claims released by Sections 2(a) and (b) above. Novell and Microsoft also each hereby agrees that it will not vote in favor of any such complaint in any trade association of which it is a member. Consistent with Sections 2(a) and (b) above, the undertakings in this Section 2(d) apply solely with respect to complaints about acts or occurrences that preceded the date of this Agreement, and neither Party is precluded from asserting or voting in favor of any such complaint based on events that occur after the date of this Agreement. In addition, for the sake of clarity, neither Party is precluded by this paragraph from responding to demands for information from any government agency.

(e) Novell agrees that within two days of receipt of the payment provided for in Section 4 hereof, Novell will formally withdraw (in the form attached hereto) from and shall take no further steps to participate in the EU Action, including any participation in the appellate review of the EU Action before the Court of First Instance or European Court of Justice or any renewed proceedings before the European Commission that might result from final judgment in the EU Action, unless both Novell and Microsoft agree to such further participation. This shall not apply to (1) any communication by Novell to the Commission in relation to Microsoft’s compliance with any non-suspended aspect of the decision of 24 March 2004 (or subsequent similar decision in the EU Action) based on conduct arising after the date of this Agreement, or (2) any action taken by Novell in response to a measure addressed to it under Chapter V of Regulation 1/2003, Title 2, Chapter 3 of the Rules of Procedure of the Court of First Instance or Title II, Chapter 2 of the Rules of Procedure of the European Court of Justice.

3. Cash Payment

On or before December 10, 2004, Microsoft will pay to Novell the amount of Five Hundred Thirty Six Million US Dollars ($536,000,000) by wire transfer.

4. Miscellaneous

a. This Agreement may not be changed, amended, modified, terminated, waived or discharged except in a subsequent written agreement by the Parties hereto.

b. This Agreement will be executed by both Parties on the Effective Date. This Agreement can be executed in counterparts that, taken together, will be effective as if they were a single document.

c. Each individual signing this Agreement warrants and represents that he or she has the full authority and is duly authorized and empowered to execute this Agreement on behalf of the Party for which he or she signs.

d. The Parties agree to keep the terms and provisions of this Agreement confidential, except that they acknowledge that on Monday, November 8, 2004 each will issue its own press release, in a form to be exchanged with the other Party in advance, announcing the

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execution of this Agreement and describing its material provisions. Nothing in this provision, however, shall prohibit disclosure of this Agreement to the Parties’ attorneys or accountants or prohibit such disclosure as may be required by law or by regulatory inquiry, judicial process or order.

e. The section headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation of the Agreement.

f. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

g. This Agreement sets forth the entire agreement and understanding between the Parties, and merges all prior discussions between them, concerning its subject matter. Neither party is bound by any conditions, definitions, warranties, understandings, agreements, or representations, whether written or oral, with respect to such subject matter other than as expressly provided in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MICROSOFT CORPORATION	NOVELL, INC.

/s/ William H. Gates III	/s/ Jack L. Messman
By	By
Name(print)	Name(print)
Title	Title
Date	Date

SOLELY WITH RESPECT TO THE RELEASE GRANTED IN SECTION 2 OF THE AGREEMENT:	SOLELY WITH RESPECT TO THE RELEASE GRANTED IN SECTION 2 OF THE AGREEMENT:

MICROSOFT CORPORATION	NOVELL, INC.

/s/ William H. Gates III	/s/ Jack L. Messman
By	By
Name(print)	Name(print)
Title	Title
Date	Date

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